Exhibit 99.1

Enumeral Reports Third Quarter Financial Results

CAMBRIDGE, Mass.—November 10, 2016—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on the discovery and development of novel antibody-based immunotherapies to help the immune system fight cancer and other diseases, today provided a business update and announced its financial results for the quarter ended September 30, 2016.

“Over the last several weeks, we have begun to implement our plans to set Enumeral on a new course,” said Wael Fayad, Enumeral’s Chairman, Chief Executive Officer and President. “Innovation and collaboration are the foundation of our turnaround plans. Of course, we also recognize that we need to raise additional funding before the end of 2016 in order to advance our plans, and we are pursuing a range of potential transactions.”

“Our proprietary platform technology allows us to understand the complex biology of disease with efficiency and precision. We want to use this to make a major contribution to the advancement of novel therapies that could make a real difference in patients’ lives. We believe in the near term we can better attain this goal and create more value for our stockholders by seeking collaborations with other companies, rather than by attempting to advance our discoveries to the clinic ourselves,” continued Mr. Fayad. “Significant value can often be created at the pre-clinical stage. I believe that Enumeral now has the business acumen to combine with its scientific know-how to deliver results.”

“I am encouraged by our progress in validating Enumeral’s platform and advancing our internal pipeline, particularly with respect to our differentiated ENUM 244C8 PD-1 antibody candidate. ENUM 244C8 enhances human T cell activation even though its binding epitope does not compete with currently marketed antibodies for binding to PD-1, nor does it compete with PD-L1 binding,” said Mr. Fayad. “If we are able to secure sufficient funding, we also plan to advance our TIM-3 program to lead candidate stage and generate pre-clinical data as a single agent and in combination with PD-1. Furthermore, we continue to pursue opportunities to further advance our pipeline focused on next-generation checkpoint modulators.”

“We are also taking steps to further capitalize the Company and simplify its capital structure. In October 2016, we launched a tender offer to amend and exercise the warrants issued to investors in connection with our 2014 private placement offer,” continued Mr. Fayad. “We believe that this warrant tender offer will assist the Company’s growth plans and will position Enumeral to attract new investors in potential future financing transactions. We sincerely appreciate the continued support of our stockholders and other stakeholders, and we look forward to reporting on our progress in the months ahead.”

Recent Business Highlights

•	In September 2016, Wael Fayad was appointed Chairman, Chief Executive Officer and President of Enumeral. Mr. Fayad brings more than two decades of senior executive and business development experience in the life sciences industry. Previously, Mr. Fayad spent 14 years at Forest Laboratories, Inc., where he held positions of increasing responsibility, most recently as Corporate Vice President, Global Business Development.

•	Enumeral is continuing to pursue its pipeline of antibody candidates, including its PD-1 antibody program. The Company has selected one of its lead anti-PD-1 antibody candidates, known as ENUM 244C8, for further development.

o	A recent study in the reconstituted human immune system NSG mouse found that ENUM 244C8 treatment resulted in a significant reduction in growth of the lung patient derived tumor LG1309.
o	Following on these data, Enumeral has initiated a second anti-tumor efficacy study in the HuGEMM PD-1 mouse model that will evaluate an ENUM 244C8 dose response for anti-tumor efficacy.
o	The Company has also initiated a dose response safety study with ENUM 244C8 in non-human primates with dosing planned before the end of the fourth quarter 2016.
o	Enumeral intends to partner these assets and is pursuing potential transactions with respect to these antibody programs.

Third Quarter 2016 Financial Results

•	Cash and cash equivalents: Cash and cash equivalents were $1,893,414 as of September 30, 2016, as compared to $3,596,262 as of December 31, 2015. As of the date of this press release, Enumeral believes that it only has sufficient liquidity to fund operations into December 2016. The Company is continuing to explore a range of potential transactions, which may include public or private equity offerings, debt financings, collaborations and licensing arrangements, and/or other strategic alternatives, including a merger, sale of assets or other similar transactions. If Enumeral is unable to raise additional capital on acceptable terms and on a timely basis, Enumeral may be required to downsize or wind down its operations through liquidation, bankruptcy, or a sale of its assets.

•	Collaboration and license revenue. Collaboration and license revenue decreased by $169,333, or 43%, to $226,115 for the three months ended September 30, 2016, as compared to $395,448 for the three months ended September 30, 2015. This decrease in revenue is primarily attributable to a decrease in research and development activities related to the Company’s collaboration study agreement with Merck.

•	Grant revenue. Grant revenue increased by $6,319, or 7%, to $94,696 for the three months ended September 30, 2016, as compared to $88,377 for the three months ended September 30, 2015. This increase is attributable to the Company’s Phase II Small Business Innovation Research agreement with the National Cancer Institute.

•	Research and development expenses. Research and development expenses decreased by $771,924, or 43%, to $1,026,317 for the three months ended September 30, 2016, as compared to $1,798,241 for the three months ended September 30, 2015. This decrease is primarily attributable to a decrease of $317,474 in wages and benefits associated with lower headcount, a decrease of $238,529 in lab expenses associated with reduced research and development activities, a decrease of $88,681 in patent costs, and a decrease of $56,415 in consulting costs.

•	General and administrative expenses. General and administrative expenses decreased by $541,090, or 40%, to $812,974 for the three months ended September 30, 2016, as compared to $1,354,064 for the three months ended September 30, 2015. This decrease was primarily attributable to (i) a decrease of $427,306 in wages and benefits associated with lower headcount, (ii) a decrease of $45,316 in consulting costs and (iii) a decrease of $32,164 in travel and entertainment costs, offset by an increase of $130,927 in stock-based compensation expense resulting from one-time charges associated with the departure of two of the Company’s executives and options granted during the nine months ended September 30, 2016.

•	Other income (expense). Other income (expense) decreased by $3,029,134, or 92%, to $257,630 for the three months ended September 30, 2016, as compared to $3,286,764 for the three months ended September 30, 2015. This decrease is primarily due to a decrease of $2,871,515 in non-cash income related to the change in the fair value of derivative liabilities primarily associated with the warrants issued in connection with the Company’s July 2014 private placement transaction and a change of $157,619 in interest income (expense) primarily related to interest expense associated with the Company’s 12% Senior Secured Promissory Notes. The Company expects that future changes in the fair value of the derivative liabilities will be due primarily to fluctuations in the value of the Company’s common stock and potential exercises of outstanding warrants.

•	Net Income (loss). Net income (loss) changed by $1,879,134, or 304%, to ($1,260,850) for the three months ended September 30, 2016, as compared to $618,284 for the three months ended September 30, 2015. This change was primarily due to a decrease of $2,871,515 in the change in the fair value of derivative liabilities and a decrease of $163,014 in revenue, offset by a decrease of $1,313,014 in operating expenses.

About Enumeral

Enumeral is a biopharmaceutical company focused on discovering and developing novel antibody-based immunotherapies to help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, CD39, TIGIT, and VISTA. In developing these molecules, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells. This provides key insights for drug candidate selection and target validation. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral” or the “Company”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements may include, without limitation, (a) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, cash flows and resulting liquidity, (b) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (c) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (d) Enumeral’s ability to partner with other companies to bring product candidates through the development stage and eventually to market, (e) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (f) Enumeral’s ability to comply with governmental regulation, (g) the intensity of competition, (h) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas, and (i) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission (the “Commission”). Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Enumeral Biomedical Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,893,414	$3,596,262
Other current assets	478,923	586,491
Total current assets	2,372,337	4,182,753
Property and equipment, net	1,031,192	1,511,493
Other assets	646,336	649,352
Total assets	$4,049,865	$6,343,598

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$436,734	$343,736
Accrued expenses	485,449	714,384
Promissory notes	2,615,049	-
Derivative liabilities	905,666	2,138,091
Other liabilities	277,803	371,012
Total current liabilities	4,720,701	3,567,223
Other long term liabilities	136,268	303,318
Total liabilities	4,856,969	3,870,541
Total stockholders' equity (deficiency)	(807,104)	2,473,057
Total liabilities and stockholders’ equity (deficiency)	$4,049,865	$6,343,598

Enumeral Biomedical Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,
	2016	2015

Revenue:
Collaboration and license revenue	$226,115	$395,448
Grant revenue	94,696	88,377
Total revenue	320,811	483,825
Cost of revenue and expenses:
Research and development	1,026,317	1,798,241
General and administrative	812,974	1,354,064
Total cost of revenue and expenses	1,839,291	3,152,305
Loss from operations	(1,518,480)	(2,668,480)
Other income (expense):
Interest income (expense)	(152,261)	5,358
Change in fair value of derivative liabilities	409,891	3,281,406
Total other income (expense), net	257,630	3,286,764
Net income (loss) before income taxes	(1,260,850)	618,284
Provision for income taxes	-	-
Net income (loss)	$(1,260,850)	$618,284
Income (loss) per common share:
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01
Weighted-average number of common shares outstanding:
Basic	52,073,481	51,699,028
Diluted	52,073,481	52,986,588

Contact:

Enumeral Biomedical Holdings, Inc.

Kevin Sarney, (617) 945-9146

kevin@enumeral.com